                                                                 EXHIBIT 4(b)(7)



                                                                      Appendix A
                                                       Equipment Lease Agreement
                                          Trust Indenture and Security Agreement
                                                         Participation Agreement
                                                                 Trust Agreement


                                 DEFINITIONS

General Provisions

         The following terms shall have the following meanings for all purposes of the Operative Agreements referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require and such meanings shall be equally applicable to both the singular and the plural forms of the terms herein defined. In the case of any conflict between the provisions of this Appendix A and the provisions of the main body of any Operative Agreement, the provisions of the main body of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as the same may be amended, supplemented and otherwise modified from time to time, and (ii) references to parties to agreements shall be deemed to include the permitted successors and assigns of such parties.

Defined Terms

         "AAR" shall mean the American Association of Railroads or any successor thereto.

         "Advance" shall have the meaning specified in Section 3.5 of the Lease.

         "Affiliate" of any Person shall mean any other Person which directly or indirectly controls, or is controlled by, or is under a common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, the Bank shall not be deemed an affiliate of the Owner Participant or Owner Trustee, and vice versa, solely as a result of the transactions contemplated by the Operative Agreements.

         "After-Tax Basis" shall mean, with respect to any payment received or accrued by any Person under an Operative Agreement (the "Initial Payment"), that the amount of such Initial Payment is supplemented by a further payment or payments so that the sum of all such payments, after reduction for all Taxes payable by such Person imposed by any taxing authority, shall be equal to the Initial Payment due to such Person.

         "Alternative Minimum Tax" shall mean the alternative minimum tax imposed under Section 55 of the Code or any successor section thereto.

         "Appraisal" shall have the meaning specified in Section 4.3(a) of the Participation Agreement.

         "Average Life Date" shall mean, with respect to an Equipment Note, the date which follows the prepayment date or, in the case of an Equipment Note not being prepaid, the date of such determination, by a period equal to the Remaining Weighted Average Life of such Equipment Note.

         "Bank" shall mean Wilmington Trust Company, a Delaware banking corporation, in its individual capacity, together with its successors and assigns.

         "Bankruptcy Code" shall mean the United States Bankruptcy Reform Act of 1978, as amended from time to time, 11 U.S.C. Section 101 et. seq.

         "Basic Rent" shall mean, with respect to any Unit, all rent payable by the Lessee to the Lessor pursuant to Section 3.2 of the Lease for the Basic Term for such Unit, and all rent payable pursuant to Section 22.4 of the Lease for any Renewal Term for such Unit.

         "Basic Term" shall have the meaning specified in Section 3.1 of the Lease.

         "Basic Term Commencement Date" shall mean September 30, 1998.

         "Basic Term Expiration Date" shall mean March 30, 2014.

         "Basic Term Purchase Price" shall mean, with respect to any Unit, the amount equal to the product of the percentage set forth in Schedule 8, 8A, 8B or 8C, as the case may be, to the Participation Agreement and the Equipment Cost for such Unit.

         "Beneficial Interest" shall mean the interest of the Owner Participant under the Trust Agreement.

         "Bill of Sale" shall mean the full warranty bill or bills of sale, dated the Initial Closing Date or the Subsequent Closing Date, as the case may be, or the date that any Replacement Unit is subjected to the Lease, from Lessee to Owner Trustee covering the Units delivered on the Initial Closing Date or the Subsequent Closing Date or such Replacement Unit, as the case may be.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, Chicago, Illinois, the city and state in which the principal corporate trust office of the Owner Trustee is located, or, until the Lien of the Indenture has been discharged, the city and state in which the principal corporate trust office of the Indenture Trustee is located.

         "Car Type" shall mean a Unit which carries a particular commodity.

         "Certificateholder" means the Person in whose name a Pass Through Certificate is registered in the register for Pass Through Certificates of a particular series.

         "Change in Tax Law" shall mean an amendment, modification, addition or change in or to any provision of the Code, any regulation thereunder (whether proposed, temporary or final), or any Revenue





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

Ruling, Revenue Procedure or other published administrative determination, or an opinion of the United States Supreme Court on a tax issue that changes the existing law on that issue, in each case, enacted, issued, promulgated or rendered after the execution of the Participation Agreement and on or prior to the Initial or Subsequent Closing Date.

         "Claims" shall have the meaning specified in Section 7.2 of the Participation Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment" with respect to the Owner Participant, shall have the meaning specified in Section 2.2(a) to the Participation Agreement and with respect to the Loan Participant, shall have the meaning specified in Section 2.2(b) to the Participation Agreement.

         "Debt Closing Date" shall mean the date on which the transactions contemplated by the Underwriting Agreement are consummated.

         "Debt Rate" shall mean as of the date of determination, a rate equal to the rate of interest per annum borne by the Equipment Notes then outstanding (computed on the basis of a 360-day year of twelve 30-day months).

         "Deferred Portion" shall mean that portion of the Early Purchase Price, the payment of which may be deferred by the Lessee, as set forth in
Schedule 7 to the Participation Agreement.

         "Determination Date" shall mean the second day of any specified calendar month.

         "Early Purchase Date" shall mean the date specified on Schedule 7 to the Participation Agreement.

         "Early Purchase Price" shall mean, with respect to any Unit, the amount equal to the product of the percentage set forth in Schedule 7, 7A, 7B or 7C, as the case may be, to the Participation Agreement and the Equipment Cost for such Unit.

         "Equipment" shall mean collectively those items of railroad rolling stock described in the Lease Supplements and the Indenture Supplements, together with any and all accessions, additions, improvements and replacements from time to time incorporated or installed in any item thereof which are the property of the Owner Trustee pursuant to the terms of a Bill of Sale or the Lease, and "Unit" shall mean individually the various items thereof.

         "Equipment Cost" shall mean, for each Unit, the purchase price therefor paid by the Owner Trustee to the Lessee pursuant to Section 2 of the Participation Agreement and as set forth in Schedule 1A, 1B or 1C to the Participation Agreement with respect to such Unit.

         "Equipment Group" shall mean each of the two groups of Equipment so designated in Schedule 1A, 1B or 1C to the Participation Agreement.

         "Equipment Notes" shall mean the Equipment Notes, each to be substantially in the form therefor set forth in Section 2.01 of the Indenture, issued by the Owner Trustee pursuant to Section 2.02 of the Indenture, and authenticated by the Indenture Trustee, in principal amounts and bearing interest at the rate and payable as provided in Section 2.02 of the Indenture and secured as provided in the Granting





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Clause of the Indenture, and shall include any Equipment Notes issued in exchange therefor or replacement thereof pursuant to Section 2.07 or 2.08 of the Indenture.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law.

         "Event of Loss" shall have the meaning specified in Section 11.1 of the Lease.

         "Excepted Property" shall mean (i) all indemnity payments (including, without limitation, payments pursuant to Section 7 of the Participation Agreement and payments under the Tax Indemnity Agreement (including that portion of any increase in any payment of Basic Rent, Stipulated Loss Value, Termination Value or any fixed purchase price payable for any Unit, which increase is solely attributable to the upward adjustment to such payment price pursuant to Section 5(a)(3)(B) of the Tax Indemnity Agreement)) to which the Owner Participant, the Owner Trustee, the Bank, or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents is entitled pursuant to the Operative Agreements and all rights of the Owner Participant in, to and under the Tax Indemnity Agreement, (ii) any right, title or interest of the Owner Trustee, the Bank, or the Owner Participant to any payment which by the terms of Section 17 of the Lease or any corresponding payment under Section 3.3 of the Lease shall be payable to or on behalf of the Owner Trustee, as trustee or in its individual capacity, or to the Owner Participant, as the case may be, (iii) any insurance proceeds payable under insurance maintained by the Owner Trustee, the Bank, or the Owner Participant pursuant to Section 12.5 of the Lease, (iv) any insurance proceeds payable to or on behalf of the Owner Trustee, as trustee or in its individual capacity, or to the Owner Participant, under any public liability insurance maintained by Lessee pursuant to Section 12 of the Lease or by any other Person, (v) Transaction Costs or other amounts or expenses paid or payable to, or for the benefit of Owner Trustee, the Bank, or Owner Participant pursuant to the Participation Agreement or the Trust Agreement, (vi) all right, title and interest of Owner Participant, Owner Trustee or the Bank, in or relating to any portion of the Units and any other property (tangible or intangible), rights, titles or interests to the extent any of the foregoing has been released from the Lien of the Indenture pursuant to the terms thereof, (vii) upon termination of the Indenture pursuant to the terms thereof with respect to any Unit, all remaining amounts which shall have been paid or are payable by Lessee and calculated on the basis of Stipulated Loss Value, (viii) any rights of the Owner Participant, the Owner Trustee or the Bank, to demand, collect, sue for, or otherwise receive and enforce payment of the foregoing amounts, (ix) any amount payable to the Owner Participant by any Transferee as the purchase price of the Owner Participant's interest in the Trust Estate in compliance with the terms of the Participation Agreement and the Trust Agreement, (x) any payments of Unrealized Residual Value to which the Owner Participant or the Owner Trustee is entitled pursuant to Section 6.3 of the Lease and any and all rights of the Owner Participant or the Owner Trustee in, to and under Section 6.3 of the Lease and (xi) the respective rights of the Owner Trustee, the Bank or the Owner Participant to the proceeds of and interest on the foregoing.

         "Fair Market Renewal Term" shall have the meaning specified in Section
22.4 of the Lease.

         "Fair Market Rental Value" or "Fair Market Sales Value" with respect to any Unit of Equipment shall mean the cash rent or cash price obtainable for such Unit in an arm's length lease or sale between an informed and willing lessee or purchaser under no compulsion to lease or purchase, as the case may be, and an informed and willing lessor or seller, under no compulsion to lease or sell, as the case may be, as the same shall be specified by agreement between Lessor and Lessee. If the parties are unable to agree upon a Fair Market Rental Value and/or a Fair Market Sales Value within 30 days after delivery of notice by Lessee pursuant to Section 22.2 of the Lease, or otherwise where such determination is





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required, within a reasonable period of time, such value shall be determined by appraisal. Lessee will within 15 days after such 30-day period provide Lessor the name of an appraiser that would be satisfactory to Lessee, and Lessor and Lessee will consult with the intent of selecting a mutually acceptable appraiser. If a mutually acceptable appraiser is selected, the Fair Market Rental Value or the Fair Market Sales Value, as the case may be, shall be determined by such appraiser and Lessee shall bear the cost thereof. If Lessee and Lessor are unable to agree upon a single appraiser within such 15-day period, two independent qualified appraisers, one chosen by the Lessee and one chosen by the Lessor shall jointly determine such value and Lessor shall bear the cost of the appraiser selected by Lessor and Lessee shall bear the cost of the appraiser selected by Lessee. If such appraisers cannot agree on the amount of such value within 15 days of appointment, one independent qualified appraiser shall be chosen by the American Arbitration Association. All three appraisers shall make a determination within a period of 15 days following appointment, and shall promptly communicate such determination in writing to the Lessor and Lessee. If there shall be a panel of three appraisers, the three appraisals shall be averaged and such average shall be the Fair Market Rental Value or Fair Market Sales Value, as the case may be. The determination made shall be conclusively binding on both the Lessor and Lessee. If there shall be a panel of three appraisers, Lessee and Lessor shall equally share the cost of the third appraiser. If such appraisal is in connection with the exercise of remedies set forth in Section 15 of the Lease, Lessee shall pay the costs of such appraisal. Notwithstanding any of the foregoing, for the purposes of Section 15 of the Lease, the Fair Market Rental Value or the Fair Market Sales Value, as the case may be, shall be zero with respect to any Unit if Lessor is unable to recover possession of such Unit in accordance with the terms of paragraph (b) of Section 15.1 of the Lease. In determining Fair
Market Rental Value or Fair Market Sales Value by appraisal or otherwise, it will be assumed that the relevant Unit is in the condition and location in which it is required to be returned to Lessor pursuant to Section 6 of the Lease and unencumbered by the Lease, any sublease or any Liens, except that with respect to Section 15 of the Lease or as otherwise specifically provided therein, a determination of Fair Market Rental Value or Fair Market Sales Value shall be based on "as is, where is" condition.

         "Fixed Rate Renewal Term" shall have the meaning specified in Section
22.4 of the Lease.

         "FRA" shall mean the Federal Railroad Administration or any successor thereto.

         "Hazardous Substances" shall mean any dangerous, hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law or the equivalent under applicable foreign laws including, without limitation, any materials, waste or substance which is (a) petroleum, (b) asbestos, (c) polychlorinated biphenyls, (d) defined as a "hazardous material," "hazardous substance" or "hazardous waste" under applicable local, state or federal law or the equivalent under applicable foreign laws, (e) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, (f) defined as "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, (g) defined as "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, or
(h) natural gas, synthetic gas and any mixtures thereof.

         "Holdover Rent" shall have the meaning specified in Section 6.1(e) of the Lease.

         "Initial Closing Date" shall have the meaning specified in Section 2.1 of the Participation Agreement.





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         "Income Tax" shall have the meaning specified in Section 7.1(l) of the
Participation Agreement.

         "Indemnified Person" shall have the meaning specified in Section 7.2(b) of the Participation Agreement.

         "Indenture" or "Trust Indenture" shall mean the Trust Indenture and Security Agreement (UTC Trust No. 1998-A) (L-15), dated March 30, 1998 between the Owner Trustee, in the capacities described therein, and the Indenture Trustee. The term "Indenture" shall include each Indenture Supplement entered into pursuant to the terms of the Indenture.

         "Indenture Default" shall mean an Indenture Event of Default or an event which with notice or the lapse of time or both would become an Indenture Event of Default.

         "Indenture Estate" shall have the meaning specified in the Granting Clause of the Indenture.

         "Indenture Event of Default" shall have the meaning specified in
Section 4.01 of the Indenture.

         "Indenture Investment" shall mean any obligation issued or guaranteed by the United States of America or any of its agencies for the payment of which the full faith and credit of the United States of America is pledged.

         "Indenture Supplement" shall mean an Indenture Supplement dated the Initial Closing Date or the Subsequent Closing Date, as the case may be, or the date that any Replacement Unit is subjected to the lien and security interest of the Indenture, substantially in the form of Exhibit A to the Indenture, between the Owner Trustee and the Indenture Trustee, covering the Units delivered on the Initial Closing Date or the Subsequent Closing Date or such Replacement Unit, as the case may be. A "related" Indenture Supplement, when used with respect to any Unit or Units of Equipment, shall mean the Indenture Supplement under which such Unit or Units of Equipment is or are included in the Indenture Estate.

         "Indenture Trustee" shall mean Harris Trust and Savings Bank, an Illinois banking corporation, as trustee under the Indenture and its successors thereunder.

         "Indenture Trustee Agreements" shall mean the Operative Agreements to which the Indenture Trustee is or will be a party.

         "Initial Closing Date" shall have the meaning specified in Section 2.1 of the Participation Agreement.

         "Interchange Rules" shall mean the interchange rules or supplements thereto of the Mechanical Division of the Association of American Railroads, as the same may be in effect from time to time.

 "Interim Interest" shall have the meaning specified in Section 2.2(c) of the
                           Participation Agreement.

         "Interim Interest Payment Date" shall mean July 2, 1998.

         "Interim Term" shall have the meaning specified in Section 3.1 of the Lease.





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         "Investment Banker" shall mean an independent investment banking institution of national standing appointed by Lessee or, if the Indenture Trustee does not receive notice of such appointment at least ten days prior to a scheduled prepayment date or if a Lease Event of Default under the applicable Lease shall have occurred and be continuing, appointed by the Indenture Trustee.

         "Inspectable Group" shall have the meaning specified in Section 6.1(b) of the Lease.

         "Inspection Period" shall have the meaning specified in Section 6.1(h) of the Lease.

         "Late Rate" shall mean the lesser of 2% over the Debt Rate and the maximum interest rate from time to time permitted by law.

         "Lease" or "Lease Agreement" or "Equipment Lease" shall mean the Equipment Lease Agreement (UTC Trust No. 1998-A) (L-15), relating to the Equipment, dated March 30, 1998, between the Owner Trustee, as Lessor, and the Lessee. The term "Lease" shall include each Lease Supplement entered into pursuant to the terms of the Lease.

         "Lease Default" shall mean a Lease Event of Default or an event which with notice or lapse of time or both would become a Lease Event of Default.

         "Lease Event of Default" shall mean a Lease Event of Default under the Lease as specified in Section 14 thereof.

         "Lease Supplement" shall mean a Lease Supplement (UTC Trust No. 1998-A) (L-15), dated the Initial Closing Date or the Subsequent Closing Date, as the case may be, or the date that any Replacement Unit is subjected to the Lease, substantially in the form of Exhibit A to the Lease, between the Lessor and the Lessee, covering the Units delivered on the Initial Closing Date or the Subsequent Closing Date or such Replacement Unit, as the case may be. A "related" Lease Supplement, when used with respect to any Unit or Units of Equipment, shall mean the Lease Supplement under which such Unit or Units of Equipment is or are leased.

         "Lease Term" shall mean, with respect to any Unit, the Interim Term applicable to such Unit, the Basic Term applicable to such Unit and any Renewal Term applicable to such Unit then in effect.

         "Lessee" shall mean Union Tank Car Company, a Delaware corporation, and its successors and permitted assigns.

         "Lessee Agreements" shall mean the Operative Agreements to which Lessee is or will be a party.

         "Lessor" shall have the meaning specified in the recitals to the Lease.

         "Lessor's Liens" means any Lien affecting, on or in respect of the Equipment, the Lease or the Trust Estate arising as a result of (i) claims against Lessor (as the Bank or as Owner Trustee) or the Owner Participant, not related to the transactions contemplated by the Operative Agreements, or (ii) acts or omissions of the Lessor (as the Bank or as Owner Trustee) or the Owner Participant not related to the transactions contemplated by the Operative Agreements or in breach of any covenant or agreement of such Person set forth in any of the Operative Agreements, or (iii) taxes imposed against the Lessor (as the Bank or as Owner Trustee) or the Owner Participant or the Trust Estate which are not indemnified against by the Lessee pursuant to the Participation Agreement or under the Tax Indemnity Agreement.





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         "Lien" shall mean any mortgage, pledge, security interest, lien, encumbrance, lease, disposition of title or other charge of any kind on property.

         "Limited Use Property" shall have the meaning set forth in Rev. Proc. 76-30, 1976-2 C.B. 647.

         "Loan Participant" shall mean and include each registered holder from time to time of an Equipment Note issued under the Indenture, including, so long as it holds any Equipment Notes issued thereunder, the Pass Through Trustee under the Pass Through Trust Agreement.

         "Majority In Interest" as of a particular date of determination shall mean with respect to any action or decision of the holders of the Equipment Notes, the holders of more than 50% in aggregate unpaid principal amount of the Equipment Notes, if any, then outstanding which are affected by such decision or action, excluding any Equipment Notes held by the Owner Participant or the Lessee or an Affiliate of the Owner Participant or the Lessee unless all Equipment Notes are so held.

         "Make-Whole Amount" shall mean, with respect to the principal amount of any Equipment Note to be prepaid on any prepayment date, the amount to be determined as of the third Business Day prior to the applicable prepayment date, equal to the product obtained by multiplying (a) the excess, if any, of
(i) the sum of the present values of all the remaining scheduled payments of principal and interest from the prepayment date to maturity of such Equipment Note, discounted semi-annually on each January 2 and July 2 at a rate equal to the Treasury Rate, based on a 360-day year of twelve 30-day months, over (ii) the aggregate unpaid principal amount of such Equipment Note plus any accrued but unpaid interest thereon by (b) a fraction the numerator of which shall be the principal amount of such Equipment Note to be prepaid on such prepayment date and the denominator of which shall be the aggregate unpaid principal amount of such Equipment Note; provided that the aggregate unpaid principal amount of such Equipment Note for the purpose of clause (a)(ii) and (b) of this definition shall be determined after deducting the principal installment, if any, due on such prepayment date. The Make-Whole Amount will be calculated by the Investment Banker.

         "Modification" shall have the meaning specified in Section 9.2 of the Lease.

         "Multiple Loss" shall have the meaning specified in Section 11.2 of the Lease.

         "Multiple Loss Determination Date" shall have the meaning specified in
Section 11.2 of the Lease.

         "Multiple Loss Payment Date" shall have the meaning specified in
Section 11.2 of the Lease.

         "Net Economic Return" shall mean the net after-tax book yield and total after-tax cash flow (but not the pattern of earnings) expected by the original Owner Participant with respect to the Equipment, utilizing the multiple investment sinking fund method of analysis and the same assumptions as used by such Owner Participant in making the computations of Basic Rent, Stipulated Loss Value, Termination Value, Early Purchase Price, Basic Term Purchase Price and Outside Date Purchase Price initially set forth in Schedules 3A, 3B, 3C, 4A, 4B, 4C, 5A, 5B, 5C, 7, 7A, 7B, 7C, 8, 8A, 8B, 8C, 9, 9A, 9B and
9C to the Participation Agreement.

         "Net Proceeds" shall mean the net amount actually received by Lessor upon the sale of any Units or the Beneficial Interest, after subtracting all fees, costs, expenses and withholdings incurred directly or indirectly in connection with such sale, including, but not limited to, any commissions, brokerage fees





                                    - 8 -                                 (L-15)
or remarketing fees and related costs and expenses paid to any person
(including Lessee), any storage, transportation, reconditioning, removal, or repair costs and expenses, and reasonable attorneys' fees and disbursements.

         "Non-Severable Modification" shall mean any Modification that is not readily removable without causing material damage to the Equipment or any Unit or without diminishing the value, utility or remaining useful life of the Equipment or any Unit below the value, utility or remaining useful life of the Equipment or such Unit immediately prior to removal of such Modification, assuming that the Equipment or such Unit is then at least in the condition required to be maintained by the terms of the Lease other than in a de minimis nature.

         "Officer's Certificate" shall mean a certificate signed (i) in the case of a corporation by the President, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such corporation, (ii) in the case of a partnership by the Chairman of the Board, the President or any Vice President, the Treasurer or an Assistant Treasurer of a corporate general partner, and (iii) in the case of a commercial bank or trust company, the Chairman or Vice Chairman of the Executive Committee or the Treasurer, any Trust Officer, any Vice President, any Executive or Senior or Second or Assistant Vice President, or any other officer, assistant officer or other authorized employee customarily performing the functions similar to those performed by the persons who at the time shall be such officers, or to whom any corporate trust matter is referred because of his knowledge of and familiarity with the particular subject.

         "Operative Agreements" shall mean the Participation Agreement, the Bill of Sale, the Trust Agreement, the Pass Through Trust Agreement, the Pass Through Certificates, the Equipment Notes, the Lease, the Lease Supplements, the Indenture, the Indenture Supplements, the Tax Indemnity Agreement, the insurance side letter and the Underwriting Agreement.

         "Outside Date" shall have the meaning specified in Section 22.3 of the Lease.

         "Outside Date Purchase Price" shall mean, with respect to any Unit, the amount equal to the product of the percentage set forth in Schedules 9, 9A, 9B or 9C, as the case may be, to the Participation Agreement and the Equipment Cost for such Unit.

         "Owner Participant" shall mean FNBC Leasing Corporation and its successors and permitted assigns.

         "Owner Participant Agreements" shall mean the Operative Agreements to which the Owner Participant is or will be a party.

         "Owner Trustee" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely in its trust capacity as Owner Trustee under the Trust Agreement and its successors thereunder.

         "Owner Trustee Agreements" shall mean the Operative Agreements to which the Owner Trustee, either in its individual or fiduciary capacity, is or will be a party.

         "Participants" shall mean the Loan Participant and the Owner
Participant.





                                    - 9 -                                 (L-15)

         "Participation Agreement" shall mean the Participation Agreement (UTC Trust No. 1998-A) (L-15) dated as of March 18, 1998, among the Lessee, the Pass Through Trustee, the Owner Participant, the Owner Trustee and the Indenture Trustee.

         "Pass Through Certificates" shall mean the Pass Through Certificates issued pursuant to a Pass Through Trust Agreement.

         "Pass Through Trust Agreement" shall mean the Pass Through Trust Agreement, dated as of March 18, 1998, between the Lessee and the Pass Through Trustee.

         "Pass Through Trustee" shall mean Harris Trust and Savings Bank, an Illinois banking corporation, in its capacity as trustee under each Pass Through Trust Agreement, and each other person which may from time to time be acting as successor trustee under a Pass Through Trust Agreement.

         "Pass Through Trustee Agreements" shall mean the Operative Agreements to which the Pass Through Trustee is or will be a party.

         "Permitted Liens" with respect to the Equipment and each Unit thereof shall mean: (i) the interests of the Lessee and the Owner Trustee under the Lease and the Lease Supplements; (ii) the interest of the Lessee and any sublessee as provided in any sublease permitted pursuant to Section 8.3 of the Lease; (iii) any Liens thereon for taxes, assessments, levies, fees and other governmental and similar charges not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of any Unit or interference with the payment of Rent; (iv) any Liens of mechanics, suppliers, materialmen, laborers, employees, repairmen and other like Liens arising in the ordinary course of Lessee's (or if a sublease is then in effect, any sublessee's) business securing obligations which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of any Unit or interference with the payment of Rent; (v) the Lien and security interest granted to the Indenture Trustee under and pursuant to the Indenture, and the respective rights of the Loan Participant, the Indenture Trustee, the Owner Participant, the Bank and the Owner Trustee under the Operative Agreements; (vi) Liens arising out of any judgment or award against the Lessee (or any sublessee permitted pursuant to Section 8.3 of the Lease) with respect to which an appeal or proceeding for review is being presented in good faith and for the payment of which adequate reserves have been provided as required by generally accepted accounting principles or other appropriate provisions have been made and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and there exists no material risk of sale, forfeiture, loss, or loss of or interference with the use or possession of any Unit or any interest therein or interference with the payment of Rent, and (vii) salvage rights of insurers under insurance policies maintained pursuant to Section 12 of the Lease; provided, however, that the Lessee shall give notice to the Owner Trustee and the Indenture Trustee of any contest or appeal referred to in clauses (iii), (iv) or (vi) of the foregoing definition where the amount in question exceeds $1,000,000.

         "Permitted Subleases" shall have the meaning specified in Section 8.3 of the Lease.

         "Person" shall mean an individual, partnership, corporation, trust, association or unincorporated organization, and a government or agency or political subdivision thereof.





                                   - 10 -                                 (L-15)

         "Quarterly Date" shall mean April 15, June 15, September 15 and December 15 following the Early Purchase Date, as applicable.

         "Refunding Date" shall have the meaning specified in Section 10.2(a) of the Participation Agreement.

         "Registration Statement" shall mean the registration statement filed by the Lessee (File Number 333-45105), including incorporated documents, exhibits and financial statements, as amended at the time of the Debt Closing Date, including any post-effective amendment thereto which has become effective prior to the Debt Closing Date.

         "Related Indemnitee Group" shall have the meaning specified in Section 7.2(b) of the Participation Agreement.

         "Remaining Weighted Average Life" shall mean, with respect to any date of prepayment or any date of determination of any Equipment Note, the number of days equal to the quotient obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining principal payment on such Equipment Note by (ii) the number of days from and including the prepayment date or date of determination to but excluding the scheduled payment date of such principal payment by (b) the unpaid principal amount of such Equipment Note.

         "Renewal Term" shall mean, with respect to any Unit, any term in respect of which the Lessee shall have exercised its option to renew the Lease for such Unit pursuant to Section 22.4 thereof, including any Fixed Rate Renewal Term or Fair Market Renewal Term.

         "Rent" shall mean all Basic Rent and Supplemental Rent.

         "Rent Payment Date" or "Payment Date" shall mean each January 2 and July 2 of each year occurring during the Lease Term, commencing January 2, 1998 provided that if any such date shall not be a Business Day, then "Rent Payment Date" or "Payment Date" shall mean the next succeeding Business Day.

         "Replacement Unit" shall mean a covered hopper car or a tank car, as the case may be, which shall have been substituted for another such car and leased under the Lease pursuant to Section 10.4 or 11.4 of the Lease.

         "Required Modification" shall have the meaning specified in Section
9.1 of the Lease.

         "Residual Date" shall mean, with respect to any Unit, March 30, 2014 or such later date as Lessee may return such Unit in compliance with Sections
6.1 and 6.2 of the Lease.

         "Responsible Officer" shall mean, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Operative Agreement, the President, or any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or other officer, who in the normal performance of his operational responsibility would have knowledge of such matters and the requirements with respect thereto.

         "STB" shall mean the Surface Transportation Board of the Department of Transportation.





                                   - 11 -                                 (L-15)

         "Scheduled Closing Date" shall have the meaning specified in Section
2.7 of the Participation Agreement.

         "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "Severable Modification" shall mean any Modification that is readily removable without causing material damage to the Equipment or any Unit and without diminishing the value, utility or remaining useful life of the Equipment or any Unit below the value, utility or remaining useful life of the Equipment or such Unit immediately prior to such Modification, assuming that the Equipment or such Unit was then at least in the condition required to be maintained by the terms of the Lease, other than in a de minimis nature.

         "Specified Investments" shall mean (i) direct obligations of the United States of America and agencies thereof for which the full faith and credit of the United States is pledged, (ii) obligations fully guaranteed by the United States of America, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the States thereof having combined capital and surplus and retained earnings of at least $500,000,000 (including the Indenture Trustee or the Bank if such conditions are met), and (iv) repurchase agreements with any financial institution having a combined capital and surplus of at least $750,000,000 fully collateralized by obligations of the type described in clauses (i) and (iii) above; provided that if all of the above investments are unavailable, the entire amount to be invested may be used to purchase Federal funds from an entity described in (iii) above; and provided further that no investment shall be eligible as a "Specified Investment" unless the final maturity or date of return of such investment is 91 days or less from the date of purchase thereof.

         "Stipulated Loss Value" for any Unit as of any date of determination shall mean the amount determined by multiplying the Equipment Cost for such Unit by the percentage set forth in Schedule 4A, 4B or 4C, as the case may be, to the Participation Agreement opposite the Rent Payment Date or the Determination Date, as applicable, on which such Stipulated Loss Value is being determined; provided that during any Renewal Term, "Stipulated Loss Value" shall be determined as provided in Section 22.6 of the Lease. Anything contained in the Lease or in the Participation Agreement to the contrary notwithstanding, Stipulated Loss Value for such Unit (both before and after any adjustment pursuant to Section 2.6 of the Participation Agreement or any deduction pursuant to Section 3.5 of the Lease) will, under any circumstances and in any event, be an amount which, together with any other amounts required to be paid by Lessee under the Lease in connection with an Event of Loss, will be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal of the Equipment Notes issued in respect of such Unit, together with all unpaid interest and Make-Whole Amount, if any, thereon accrued to the date on which such amount is paid in accordance with the terms hereof and all other amounts then due to the holders of the Equipment Notes.

         "Storage Period" shall have the meaning specified in Section 6.1(c) of the Lease.

         "Subsequent Closing Date" shall have the meaning specified in
Section 2.1 of the Participation Agreement.

         "Subsidiary" of any Person shall mean any corporation, association, or other business entity of which more than 50% (by number of votes) of the voting stock at the time outstanding shall at the time





                                   - 12 -                                 (L-15)
be owned, directly or indirectly, by such Person or by any other corporation, association or trust which is itself a Subsidiary within the meaning of this definition, or collectively by such Person and any one or more such Subsidiaries.

         "Supplemental Rent" shall mean all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay under the Operative Agreements to or on behalf of any of the other parties thereto, including, but not limited to, Termination Value and Stipulated Loss Value payments.

         "Taxes" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

         "Tax Indemnitee" shall have the meaning specified in Section 7.1 of the Participation Agreement.

         "Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement dated March 30, 1998 between the Lessee and the Owner Participant.

         "10-Pay Period" shall have the meaning specified in Section 5.04(a) of the Indenture.

         "Terminated Units" shall have the meaning specified in Section 10.1 of the Lease.

         "Termination Date" shall have the meaning specified in Section 10.1 of the Lease.

         "Termination Value" for any Unit as of any date of determination shall mean the amount determined by multiplying the Equipment Cost for such Unit by the percentage set forth in Schedule 5A, 5B or 5C, as the case may be, to the Participation Agreement opposite the Rent Payment Date or the Determination Date, as applicable, on which such Termination Value is being determined; provided that during any Renewal Term, "Termination Value" shall be determined as provided in Section 22.6 of the Lease. Anything contained in the Lease or in the Participation Agreement to the contrary notwithstanding, Termination Value for such Unit (both before and after any adjustment pursuant to Section
2.6 of the Participation Agreement or any deduction pursuant to Section 3.5 of the Lease) will, under any circumstances and in any event, be an amount which, together with any other amounts required to be paid by Lessee under the Lease in connection with such termination, will be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal of the Equipment Notes issued in respect of such Unit, together with all unpaid interest and Make-Whole Amount, if any, thereon accrued to the date on which such amount is paid in accordance with the terms thereof and all other amounts then due to the holders of the Equipment Notes.

         "30-Day Period" shall have the meaning specified in Section 5.04(a) of the Indenture.

         "Total Equipment Cost" shall mean the sum of the Equipment Cost for each Unit.

         "Transaction Costs" shall have the meaning specified in Section 2.5(a) of the Participation Agreement.

         "Transferee" shall have the meaning specified in Section 6.1(a) of the Participation Agreement.

         "Treasury Rate" shall mean with respect to prepayment of each Equipment Note, a per annum rate (expressed as a semi-annual equivalent and as a decimal and, in the case of U.S. Treasury bills, converted to a bond equivalent yield), determined to be the per annum rate equal to the semi-annual yield





                                   - 13 -                                 (L-15)
to maturity for U.S. Treasury securities maturing on the Average Life Date of such Equipment Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of U.S. Treasury securities,
(A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life
Date of such Equipment Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the fourth Business Day preceding the scheduled prepayment date.

         "Trust" shall have the meaning specified in the Trust Agreement.

         "Trust Agreement" shall mean that certain Trust Agreement (UTC Trust No. 1998-A) (L-15), dated as of March 18, 1998, between the Owner Participant and the Owner Trustee.

         "Trust Estate" shall have the meaning set forth in the Trust
Agreement.

         "Trustee" shall mean each of the Owner Trustee, the Indenture Trustee or the Pass Through Trustee and "Trustees" shall mean the Owner Trustee, Indenture Trustee and the Pass Through Trustee, collectively.

         "Underwriter" shall mean Salomon Brothers Inc.

         "Underwriting Agreement" shall mean that certain Underwriting Agreement between the Lessee and the Underwriter, pertaining to the sale of the Pass Through Certificates.

         "Unit" shall mean each unit or item of Equipment.

         "Unrealized Residual Value" shall mean an amount equal to the excess of (a) an amount equal to 7.75% of the Equipment Cost of the Units being sold over (b) any Net Proceeds from the sale of such Units or the Beneficial Interest.





                                   - 14 -                                 (L-15)